EXHIBIT 2.1

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Dated January 16, 2013

AGREEMENT

This Agreement (the “Agreement”) is entered into as of the [•]th day of January, 2013 (the "Effective Date"), by and among: (i) GeoGlobal Resources Inc., a company no. 2364105 incorporated under the laws of the State of Delaware, USA, with its principal address at Suite 200, 625 - 4th Avenue S.W. Calgary, Alberta, Canada T2P 0K2 ("GGR Inc"); (ii) GeoGlobal Resources (Israel) Inc., a company no. 34217 incorporated under the laws of Barbados, with its principal address at 2nd Floor, Hastings Financial Centre, Hastings, Christ Church, Barbados (the "Founder") (GGR Inc and the Founder are also jointly referred to as the "Parent Entities"); (ii) GeoGlobal Resources (Israel) Ltd., a company No. 514519321 organized under the laws of the State of Israel with its principal address at 14 Shenkar Street, 2nd Floor, Hertzliya, Israel (the “Company”); and (iv) ISL Management Ltd., an Israeli company under incorporation (which incorporation shall be completed by the Closing, as defined herein), represented by RCZC Importers and Distributors Ltd. a company no. 511299216 organized under the laws of the State of Israel, with its principal address at P.O.B. 12754 Hertzliya, Israel (the "Investor") and (v) Attoyac Oil and Gas, LLC, 900 Rockmead Dr., Suite No. 220, Kingwood, Texas, USA 77339 (Secretary of State Filing No. 703502722) ("HDM") (the Investor and HDM are also jointly referred to as the “Subscribers”) (GGR Inc, the Founder, Company, the Investor and HDM are also collectively referred to herein as the “Parties” and each as a “Party”).

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Dated January 16, 2013

WHEREAS,	GGR Inc is an owner of 100% of the issued and outstanding share capital of the Founder, and the Founder is an owner of 100% of the issued and outstanding share capital of the Company; and

WHEREAS,
the Company is engaged in the field of operation of Oil & Gas exploration activities in Israel (the "Field"), including without limitation providing services to the joint operations of the partners in the Israeli petroleum exploration licenses 348/ "Sara" and 347/"Myra" (the "Joint Venture") as a subcontractor of GeoGlobal Resources (India) Inc. (hereinafter "GGR India"), the operator of the Joint Venture; and

WHEREAS,
the Company desires to receive the Investor's Loan (as defined herein) from the Investor, which shall be used for the repayment of certain Shareholders Loans (as defined herein) to the Parent Entities, as provided herein, in consideration for and against the issuance to the Subscribers of 900 Ordinary Shares of the Company, par value NIS 0.01 per share, which shall constitute upon the issuance thereof 90% of the issued and outstanding share capital of the Company on a fully diluted basis (the “Subscription Shares”); and the Investor agrees, subject to and upon the terms and conditions set forth herein, to make such funds available to the Company as a shareholder's loan less the amount to be paid for the par value of the Subscription Shares against the issuance of the Subscription Shares to the Subscribers.

NOW, THEREFORE, in consideration of the premises and agreements contained herein, the parties hereto agree as follows:

1.	The Transaction

1.1.
Subject to the terms of this Agreement, the Subscribers shall be allotted the Subscription Shares as follows: (i) six hundred and ten (610) Ordinary Shares of the Company shall be allotted to the Investor and (ii) two hundred and ninety (290) Ordinary Shares of the Company shall be allotted to HDM, for an aggregate consideration of seven hundred seventy five thousand US dollars (US$775,000) (the "Investor's Loan"), payable by the Investor in two installments, as follows:

(i) the first installment in the amount of US$625,000 (six hundred twenty-five thousand US dollars) (the "First Loan") shall be deposited by the Investor with Dr. Zeev Holender, Law Offices (the "Escrow Agent") pursuant to an escrow agreement to be entered into simultaneously herewith between the Parties and the Escrow Agent in the form attached hereto as Appendix 1.1 (the "Escrow Agreement"), by no later than three (3) Business Days after the DD Positive Decision, and which amount shall be transferred to the Company on the Closing date subject to and upon fulfillment of the Conditions Precedent (as defined in Section 7 below); and (ii) the second installment in the amount of US$150,000 (one hundred fifty thousand US dollars) (the "Second Loan") to be transferred to the Company only if and provided that the Company has entered, during the period of twelve (12) months following Closing, into a first contract in the Field for the performance of a drilling project (on-shore or off-shore) as an operator or in a capacity of an operator in return for a fee or a carried interest in a well or lease (a "Services Contract").

For purposes hereof the term "Business Day" any day of the week (other than a Friday, Saturday, Sunday or a public holiday) on which the banks in Israel and the USA are open for business

1.2.	Subject to Section 1.1 above, the transfer of the Investor's Loan and use thereof by the Company shall be as follows:

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Dated January 16, 2013

1.2.1.
Upon transfer of the First Loan to the Company, the Company will immediately use all of the funds of the First Loan (less the amount of NIS 9.00 (nine shekels) paid for the par value of the Subscription Shares) for the repayment of certain loans to the Parent Entities of an amount equal to the amount of the  First Loan out of the total outstanding amount of the loans previously extended by the Parent Entities or any of their Affiliates to the Company, as detailed in Section 3.7 herein  (the "Shareholders Loans").

1.2.2.
Upon transfer of the Second Loan to the Company, if at all, the Company will immediately use all the funds of the Second Loan for the repayment of the remaining balance (up to the amount of the Second Loan) of the Shareholders Loans. In the event that the Second Loan shall not be transferred to the Company due to its failure to enter into a Services Contract as provided in Section 1.1 herein, or in the event that following the payment of the Shareholders Loans from the Second Loan amount there is still a balance of Shareholders Loans, then the provisions of Section 2.2 below shall apply.

1.3.	Capitalization of Remainder Amount of the Shareholders Loans

At Closing, an amount of US$105,734 out of the total amount of the Shareholders Loans shall be converted into a capital note which will be repaid to the Parent Entities solely out of dividends or any other profits distributed by the Company, if any. The form of the Capital Note is attached as Appendix 1.3 hereto.

1.4.
GGR Inc. shall procure that at Closing, GGR India shall enter into an option agreement with the Investor, the principles of which are set forth in Appendix 1.4 hereto, under which the Investor shall be granted an option in the form of first offer and first refusal rights to investigate the feasibility of receiving and assuming the rights and obligations of GGR India under the 388 / "Samuel" License (the "Option Agreement").

1.5.
The following assets of the Company shall be transferred and/or otherwise disposed by the Company prior to the Closing (collectively, the "Outgoing Assets"): (i) the entire Company's interest in Adira Geo Global Ltd. (a company incorporated under the laws of the State of Israel bearing registration no. 514448240) and the assets pertaining thereto; (ii) the entire Company's interest in G.G.R. GeoGlobal Resources L.P (a limited partnership incorporated under the laws of the State of Israel bearing registration no. 550240717) and the assets pertaining thereto; and (iii) GeoGlobal Resources (Trusts) Ltd. and the assets pertaining thereto. It is clarified and agreed that no DD Materials and/or representations have and/or shall be given by the Company with respect to the Outgoing Assets and that the Company shall have no Outgoing Assets and/or any other holdings in any other entity and no undertakings and/or liabilities with respect thereto on the Closing date.

2.	Issuance and Allotment of Shares

2.1.	First Loan; Issuance of Subscription Shares

2.1.1.
Subject to the fulfillment of the Conditions Precedent (as detailed below), at the Closing, the Escrow Agent shall transfer the First Loan to the Company in accordance with the provisions of the Escrow Agreement, and the Company shall issue and allot to the Subscribers the Subscription Shares in accordance with Section 1.1 above and as more fully detailed in the cap table and shareholders' register attached as Schedule 2.1.1 hereto.

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Dated January 16, 2013

2.1.2.
The Subscription Shares, when issued and allotted in accordance herewith: (i) will be duly authorized, validly issued, fully paid, non-assessable and free of pre-emptive or similar rights, and will not trigger any anti-dilution rights; (ii) shall have the rights, preferences and privileges as set forth in the Articles of Association (as defined below); and (iii) will be free and clear of any pledges, liens, security interests or third party rights, and duly registered in the name of each Subscriber in the Shareholders Register of the Company.

2.1.3.	The Company shall file all reports required pursuant to any applicable law or agreement relating to such allotments.

2.2.	Second Loan

Subject to and upon entering into a Services Contract during a period of twelve (12) months following the Closing, the Investor shall transfer to the Company the Second Loan in the amount of US$150,000. In the event that no Services Contract is entered into within such a 12 months period, the Investor's obligation to furnish the Second Loan will not enter into effect and the Investor's Loan will be adjusted to include only the First Loan payable hereunder against issuance of the full amount of the Subscription Shares. In such event or in the event that following the payment of the Shareholders Loans by the amounts of the First Loan and the Second Loan there is still a balance of Shareholders Loans, an amount equal to the remaining balance of the Shareholders Loans shall be converted into and added to the capital note attached hereto as Appendix 1.3, which will be repaid to the Parent Entities solely out of dividends or any other profits distributed by the Company, if any.

3.	Representations and Warranties of the Company and the Parent Entities

The Company and each of the Parent Entities, acting severally and jointly, hereby represent, warrant, and undertake that as of the Effective Date (and as of Closing) the following representations and warranties are true and correct:

3.1.
The Company is a company duly incorporated as a private company under the laws of the State of Israel with company number 514519321. The Certificate of Incorporation of the Company is attached as Schedule 3.1 hereto.

3.2.	The Articles of Association effective immediately prior to the Closing are as attached hereto as Schedule 3.2 (the "Articles of Association").

3.3.	Share Capital.

3.3.1.
The registered share capital of the Company as of the Effective Date and as of immediately prior to the Closing shall be NIS 10,000 divided into 1,000,000 authorized Ordinary Shares, of which 100 Ordinary Shares are issued to the Founder. There are no outstanding (i) shares or other voting securities of the Company; (ii) securities of the Company convertible into or exchangeable for shares or voting securities of the Company; (iii) options or other rights to acquire from the Company, and (iv) obligations of the Company to issue, any shares, voting securities or securities exchangeable for or convertible into shares or its voting securities.  Attached as Schedule 3.3.1 hereto is a shareholders' register of the Company as of the Effective Date and as of the Closing.

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Dated January 16, 2013

3.3.2.
All issued and outstanding share capital of the Company was duly authorized, and is validly issued and outstanding and fully paid and non-assessable. The Subscription Shares, when issued and allotted in accordance with this Agreement, will be duly authorized, validly issued, fully paid, non-assessable, and free of any preemptive rights, will have the rights, preferences, privileges and restrictions set forth in the Articles of Association, and will be free and clear of any liens, claims, encumbrances or third party rights of any kind and duly registered in the name of each Subscriber in the Shareholders Register of the Company.

3.4.
Authorization; Approvals. The Company and the Parent Entities have the corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. All corporate action on the part of the Parent Entities and the Company, necessary for the authorization, execution and delivery of the transactions contemplated hereunder, has been (or will be) duly taken prior to the Closing. Except in connection with the Option Agreement under Section 1.4, no consent, approval, order, license, permit, action by, or authorization of or designation, declaration, or filing with any Governmental Entity on the part of either the Parent Entities or the Company is required that has not been, or will not have been, obtained by the Parent Entities and the Company prior to the Closing in connection with the valid execution and delivery of the Transaction Documents (as used herein the term “Transaction Documents” shall mean this Agreement, including any and all exhibits, schedules and annexes thereto, and all other agreements, instruments or documents entered into in accordance with and/or under the provisions of this Agreement).

3.5.
Corporate Documents.  The Company has provided to the Subscribers true, correct and complete copies of its Articles of Association (including all amendments to date), register of shareholders, and copies of all minutes and resolutions of all meetings.

3.6.	The Company does not have any claims against the Parent Entities or any of their Affiliates (as defined below) and the Parent Entities nor any of their Affiliates have any claims against the Company.

As used herein the term “Affiliate” shall mean with respect to any Person, which directly or indirectly controls, is controlled by or is under the same common control as a Person (defined below). Solely for purposes of this definition, the term “control” means direct or indirect beneficial ownership of more than 50% of the voting capital in such corporation or other business entity, or such other relationship as in fact constitutes actual control. For the purposes hereof, the Joint Venture and the partners thereof shall not be deemed "Affiliates".

As used herein the term "Person" shall mean an individual, corporation, partnership, limited liability company, association, trust, Governmental Entity or any other entity or organization.

3.7.	The total principal amount of loans extended by the Parent Entities or any of their Affiliates to the Company, namely the Shareholders Loans, as of the Effective Date is US$ $931,116.

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Dated January 16, 2013

3.8.
A list of all the material agreements entered into by the Company (including their current status) is attached as Schedule 3.8 (i) hereto (the "Material Agreements"). For the purposes hereof, the term "Material" shall mean an obligation or undertaking by the Company to pay not less than US$ 150,000. Except as referred to in Schedule 3.8(ii), the Company has performed in all respects all of its obligations under each Material Agreement, it is not in any material default or breach of any of its Material Agreements and/or undertakings, to the best of knowledge there are no circumstances which could cause any Material Agreement to be terminated; and the Company was not notified of any third party's intention to terminate or not renew any of the Material Agreements.

3.9.	Financial Statements.

3.9.1.
The Audited Financial Statements of the Company as of December 31, 2011 attached as Schedule 3.9.1(i) hereto; the Trial Balance of the Company for the period between January 1, 2012 and November 30, 2012 is attached as Schedule  3.9.1(ii) hereto; and the Unaudited Financial Statements of Sara and Myra Joint Venture as of June 30, 2012 and as of September 30, 2012 respectively are attached as Schedules  3.9.1(iii)&(iv) hereto (collectively, the "Financial Statements"). The Financial Statements are true and correct in all material respects, and reflect the financial condition of the Company of the dates thereof are in accordance with the books and records of the Company and have been prepared in accordance with Applicable GAAP consistently applied. The financial conditions as stated in the Financial Statements has not changed materially or adversely since the dates of the Financial Statements, except as otherwise provided for in Schedule 3.9.1(ii).

3.9.2.
Except as set forth in the Financial Statements and in Schedule 3.9.2(i) hereto, the Company is not a guarantor of any debt or obligation of another Person, nor has any of the Company given any indemnification, loan, security or otherwise agreed to become directly or contingently liable for any obligation of any Person, and no Person has given any guarantee of, or security for, any obligation of the Company. Except as set forth in the Financial Statements and in Schedule 3.9.2(ii) hereto, there were no changes in the method of application of the Company’s accounting policies or changes in the preparation of the un-audited Company Financial Statements.

3.9.3.
Since the date of the latest of the Financial Statements, the Company has not: (i) declared or paid any dividends or authorized or made any distribution upon or with respect to any class or series of its capital stock; and (ii) except as provided in Schedule 3.9.2(ii) hereto incurred any indebtedness for money borrowed or any other liabilities individually in excess of NIS 10,000 or, in the case of indebtedness and/or liabilities individually less than NIS 10,000, in excess of NIS 50,000 in the aggregate (disregarding commitments under employment contracts and social benefits) for the purposes of its ordinary corporate activities (such as rent, office maintenance, employees salaries, etc.); and (iii) sold, exchanged or otherwise disposed of any of its Assets, other than Outgoing Assets and as otherwise detailed in Schedule 3.9.2(iii).

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3.10.
The full list of the pledges and the liens on the Company's Assets, except the Outgoing Assets, is as set out in the attached Schedule 3.10(i) hereto, which fully and accurately reflects the Company's current status with respect to all matters covered therein (the "Existing Encumbrances"). The Existing Encumbrances consist of pledges of deposits in bank account no. 325525 at branch 174 "Hertzliya Business" and bank account no. 325528 at branch 781 "Montefiore" of Bank Hapoalim B.M. (the "JV Bank Account") and at bank account no. 323622 at branch 781 "Montefiore" of Bank Hapolaim B.M. and bank account no.  71817 at branch 174 "Hertzliya Business" of Bank Hapoalim B.M. (collectively, with the JV Bank Account, the "Bank Accounts") which were made as a security for the bank guarantees and letters of credit issued by Bank Hapoalim B.M. for the purposes of the Joint Venture or as a security under the Lease Agreement. A list of the bank guarantees and letters of credit provided by the Company, including all material details with respect thereto (such as their purpose, amounts and effect) is attached hereto as Schedule 3.10(ii). Except the Existing Encumbrances, the Company has good and valid title to, and is the sole and exclusive owner of all its rights, title and interest in and to all of its assets and property (the "Assets") except the Outgoing Assets, all free from all charges, pledges, or encumbrances and other third party rights. Schedule 3.10(iii) contains a list of all Company's Assets, effective as at the Effective Date.

3.11.	The Company has conducted its business and operations, at all times, under and in accordance with its Articles of Association.

3.12.
Except as set forth in Schedule 3.12(i),  to the best of the Parent Entities' and Company's knowledge, the Company is not in default: (a) under any note, indenture, mortgage, Contract (defined below) or other instrument to which the Company is a party or by which it or any of its property is bound or affected, or (b) with respect to any Law (defined below), which default, in any such case, would have material adverse effect or in the future is reasonably likely to have a material adverse effect on the Company's business, prospects, condition (financial or otherwise), affairs, operations or Assets. Other than as set out in Schedule 3.12(ii) attached hereto, the Company is not aware that any third party is in default under any Contract or other instrument to which the Company is a party or by which it or any of its property is affected.

As used herein the term “Contract” shall mean all and every contract, note, evidence of indebtedness of or to the Company, as applicable, to which the Company is a party or an assignee or other beneficiary thereof, whether written or oral.

As used herein the term "Law" shall mean any applicable law, ordinance, rule, regulation, code, order, instruction, notice, communication, circular, injunction, judgment or decree or judicial or administrative doctrine/policy promulgated or issued or circulated by any Governmental Entity.

3.13.
Environmental and Safety Laws. To the best of the Parent Entities' and Company's knowledge, the Company is not in violation of any applicable Law relating to the environment or occupational health and safety, and no material expenditures are or will be required in order to comply with any such existing Law.

3.14.
Except as set forth in Schedule 3.14, there are no legal or administrative, actions, suits or proceedings, pending (תלוי ועומד), threatened (in writing), filed by or against the Company. To the best knowledge of the Company and the Parent Entities, there are no valid or existing court or arbitration, judgment, or orders against the Company.

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3.15.
Except as referred to in Schedule 3.15, the Company is not a party to or bound by any order, judgment, decree or award of any court, arbitrator or Governmental Entity (as defined below) in Israel and the Parent Entities and the Company are not aware that the Company is a party to or bound by any order, judgment, decree or award of any court, arbitrator or Governmental Entity located outside Israel

As used in this Agreement, the term “Governmental Entity” shall mean any statutory body or organization, or any governmental, quasi-governmental or political subdivision thereof, including but not limited to any statutory agency, authority, official or instrumentality of any such government or political subdivision or any court, tribunal or arbitrator(s) of competent jurisdiction, or any self-regulatory organization or statutory authority any entity exercising executive, legislative, judicial, regulatory or administrative function of or pertaining to government,

3.16.
Schedule 3.16 sets forth a list of all authorizations, permits, licenses, notifications, registrations, approvals or similar permissions from any Governmental Entity, including the name of the holder, expiry date and status of compliance that are required to operate the Company's business (each of the above a “Permit” and collectively “Permits”). To the best knowledge of the Parent Entities' and Company's, the Company is not nor had it ever been in default of any Permit.

3.17.
Schedule 3.17 contains the list of all employees of the Company as of the date hereof and the related compensation packages thereof. There are no labor disputes pending or, to the best knowledge of Company, threatened against the Company. The Company has complied with all material Laws and material contractual obligations pertaining to labor or employment matters with respect to all employees. All salaries due to the Company's employees and any payment obligations (contingent or otherwise) regarding severance, pensions, and other payments to employees required by Law or contract are fully paid, or are sufficiently reserved as reflected in the Financial Statements. The Company is not a party to or bound by, and has never been a party to or bound by, any collective employment agreement or any union contract, collective bargaining agreement or similar contract, agreement or arrangement. No labor union has approached the Company requesting to represent any of the employees, representatives or agents of the Company.

3.18.
The directors of the Company are Paul B. Miller and Allan J. Kent who have been duly appointed. Except as provided for in Schedule 3.18 hereto, there are no agreements, commitments and understandings with respect to any compensation to be paid by the Company to any of the Company’s directors.

3.19.	The existing and applicable signatory rights in the Company, are as specified in Schedule 3.19 hereto.

3.20.
All corporate actions on the part of the Company, its officers, directors and shareholders (i.e. the Parent Entities) necessary for the authorization, execution, grant, adoption and delivery of the Transaction Documents, the performance of all obligations of the Company and of the Parent Entities hereunder and thereunder and the authorization, sale, issuance and delivery of the Subscription Shares to be issued herein, has been taken. This Agreement and all other agreements delivered as part of this Agreement and any obligation contemplated herein and therein, constitute valid and legally binding obligations of the Company and the Parent Entities respectively, enforceable in accordance with their terms (subject to laws affecting the rights and remedies of creditors, laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies), and shall be duly executed and duly effective as of the Closing.

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3.21.
No agent, broker, investment banker, person or firm acting in a similar capacity on behalf of or under the authority of the Company is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee, directly or indirectly, on account of any action taken by the Company in connection with any of the transactions contemplated under this Agreement. The Company and the Parent Entities agree to indemnify and hold the Subscribers harmless from and against any claim or liability resulting from any party claiming any such commission or fee, if such claims shall be contrary to the foregoing statement.

3.22.
Related Party Agreements.  Except as set forth in Schedule 3.22 hereto: (i) there are no agreements, understandings or proposed transactions between the Company and any of its shareholders, office holders (including directors) or any Affiliate thereof; (ii) the Company is not indebted, directly or indirectly, to any of its shareholders, directors, officers or employees, or to any Affiliate of any of the foregoing, other than in connection with expenses or advances of expenses incurred in the ordinary course of business.

3.23.
Insurance. (a) Full and accurate copies of the insurance policies of the Company have been delivered to the Subscribers. A list of such policies is contained in Schedule 3.23 hereto; (b) the Company is not aware of anything done which has rendered or might render any polices of insurance taken out by them void or voidable or which might result in an increase in premiums and the Company has complied with all conditions attached to such policies; (c) There is no claim outstanding under any of such policies and nor are there, to the Company's best knowledge, any circumstances likely to give rise to a claim.

3.24.	Intellectual Property and Other Intangible Assets.

The Company has not developed nor it has ownership and/or other rights in any Intellectual Property. To the best of the Parent Entities' and Company's knowledge, except (i) the GeoGlobal Resources corporate identity (including among others, its logo) and name; and (ii) the licenses for the software used by the Company; no other Intellectual Property is required by the Company to conduct its business.

For purposes of this Agreement, the term “Intellectual Property” shall mean and refer to all intangible legal rights, titles and interests evidenced by or embodied in or connected or related to (i) all ideas, designs, schemes, processes, know-how, techniques, inventions, know how, discoveries, or improvements, regardless of patentability (whether patentable or un-patentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all re-issuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (ii) all trademarks, service marks, trade dress, logos, trade names, and corporate names, domain names together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, licenses and renewals in connection therewith; (iii) any work of authorship, regardless of copy-right-ability, all compilations, all copyrightable works, all copyrights (including the droit morale) and all applications, registrations, and renewals in connection therewith; (iv) all mask works and all applications, registrations, and renewals in connection therewith, (v) all trade secrets and business information; (vi) all computer programs, technical data and information, and any other related documentation; (vii) all other proprietary rights, industrial rights and any other similar rights, in each case on a worldwide basis.

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3.25.
Taxes. The Company has accurately prepared and timely filed all tax returns and reports required by it under applicable Law. All tax returns and reports of the Company are true and correct in all material respects and the Company has paid on time all taxes and other assessments due. No deficiency assessment or proposed adjustment of income or payroll taxes of the Company is pending and the Company has no knowledge, after due inquiry, of any proposed liability for any tax to be imposed. The Company has not made any elections under applicable Laws (other than elections that related solely to methods of accounting, depreciation or amortization) that would have an adverse effect on the Company, its financial condition, its business as presently conducted or proposed to be conducted or any of its properties or Assets. To the best of its knowledge, Tte Company has currently no liability for any tax (whether income tax, capital gains tax, or otherwise).

3.26.
Compliance with Anti-Bribery/Anti Corruption Laws. Neither the Company nor any of the Parent Entities has made a payment (or promise to pay), directly or indirectly, of any cash or non-cash Assets (a "Payment") to any Government Entity or public servants, or to representatives of other businesses or persons acting on behalf of the foregoing ("Officials"), where such Payments are or may be deemed to be for the purpose of influencing decisions or actions with respect to the Company and any aspect of its business. Without prejudice to the preceding sentence, the Company and the Parent Entities have at all times been in strict compliance with all anti-bribery and anti-corruption Laws.

3.27.
Neither the acquisition of the Subscription Shares by the Subscribers nor compliance with the terms of this Agreement will: (a) to the best knowledge of the Parent Entities' and Company's, cause the Company to lose the benefit of any right or privilege it presently enjoys; or (b) to the best knowledge of the Parent Entities' and Company's, relieve any person of any obligation to the Company, or enable any person to determine any such obligation or any right or benefit enjoyed by the Company, or to exercise any right in respect of the Company; or (c) result according to the terms of such Contract, in any third party being entitled to terminate any Contract with the Company or to reduce substantially its existing level of business or to change the terms on which it deals with the Company; or (d) result in the creation, imposition, crystallization or enforcement of any encumbrance in favor of any financial institution on any of the Assets of the Company; or (e) result in any present or future indebtedness of the Company in favor of any financial institution becoming due and payable, or capable of being declared due and payable, prior to its stated maturity date or in any financial facility of the Company being withdrawn.

3.28.
Full Disclosure. The Subscribers were provided with all information that the Subscribers have requested. To the best knowledge of the Parent's Entities and the Company, this Agreement, including any certificates made or delivered in connection therewith, does not contain any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein incomplete or not misleading, in view of the circumstances in which they were made.

4.	Representations and Warranties of the Subscribers

Each of the Subscribers, severally and not jointly, hereby represents and warrants to the Company as follows:

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4.1.
It has the full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and thereby, and the execution and delivery of these agreements have been authorized by all necessary corporate actions, where required, on its part. This Agreement constitutes a valid and binding obligation of the Subscriber and is enforceable against it in accordance with its respective terms, all except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors' rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

4.2.
The Investor has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Company as a company providing services in the Field and to the Joint Venture in particular.

4.3.
The Subscribers represent and warrant that they are aware of the Company's undertakings and obligations with respect to the provision of its services to the Joint Venture (the "JV Obligations") as listed in Appendix 4.3 hereto, including without limitation the Company's obligations under the Subcontractor Agreement as amended in accordance with Section 7.1.3(ii) below, and the Subscribers acknowledge that they will make their best efforts to procure that their representatives at the Company's board of directors and the management will procure, subject to applicable Law, that the Company will comply with all of its existing undertakings (as of the Effective Date hereof) under the JV Obligations, including without limitation as detailed in Section 14.5 below. Without limiting the generality of the foregoing, the Subscribers further acknowledge that the Company has no rights whatsoever to the amounts deposited in the JV Bank Account and that such amounts are owned to the partners in the Joint Venture; and undertake that the monies deposited in the JV Bank Account shall be used solely for the purposes of the Joint Venture in compliance with the JOA and the Parent Entities and the Company undertake to procure that as of the Closing Date, the signature rights in the JV Account shall include two designees of GGR India and one designee of the Company (to be determined by the Subscribers), acting jointly.

For the purposes of this Agreement, "JOA" shall mean those certain Joint Operating Agreements dated October 6, 2010 relating to 347/"Sara" License and 348/ "Myra" License.

5.	Due Diligence

5.1.
For a period of fourteen (14) Business Days from the Effective Date (the "DD Period"), the Subscribers will conduct due diligence on the Company and its business, and the Company will furnish the Subscribers with access to all materials and information such available to the Company which Subscribers have requested relating to the Company and the Joint Venture and other due diligence documents in order to evaluate the transactions contemplated by this Agreement (the "DD Materials"). The Company will also make available its officers and representatives to the Subscribers (on the giving of reasonable prior notice) to discuss the business of the Company and the Joint Venture for the purposes of Subscribers' due diligence investigation as aforesaid.

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Dated January 16, 2013

5.2.
Not later than 2 Business Days after the end of the DD Period (i.e. on February 14, 2013) (the "Notice Period"), the Subscribers will notify the Company in writing of their decision whether or not to proceed with the transaction contemplated hereunder. Should the Subscribers notify the Company of their intention to proceed with the said transaction or fail to provide any notice by the end of the Notice Period (the "DD Positive Decision"), the Closing shall take place, subject to the fulfillment of the Condition Precedents (defined herein), in accordance with the provisions of Section 7 hereunder. Notwithstanding the foregoing, it is hereby agreed that the Subscribers may terminate this Agreement at any time during the DD Period without any liability to the Company or to the Parent Entities, which termination shall be effective upon furnishing of a written notice issued by the Subscribers to the Company immediately upon the expiration of the DD Period or prior to that, and which notice will detail the reasons of the Subscribers to terminate this Agreement.

6.	Conduct of business of the Company before Closing

Unless the Subscribers otherwise agree in writing or the Agreement is terminated, prior to Closing, the Company undertakes to, and the Parent Entities will procure that the Company will, not:

6.1.	Conduct its business other than in the ordinary course of business.

6.2.
Dispose of Assets or acquire assets or make any capital expenditures in an amount exceeding US $10,000 other than in the ordinary course of business. It is clarified that any payments made for the purposes of the JV from the JV Bank Account shall be deemed to be made in the ordinary course of business.

6.3.
Sell, transfer, assign, grant, create or commit to create any pledge, encumbrance, mortgage, charge, lien or any right, interest or equity of any Person (including any right to acquire, option, or right of preemption) or any other encumbrance or security interest over or in any of its Assets owned by the Company other than in the ordinary course of the operation of the Company's business.

6.4.	Issue or commit to issue securities of any kind other than in accordance with this Agreement.

6.5.
Enter into any transaction or commitment in an amount exceeding US $10,000 or for longer than  3 months, unless such transaction or commitment is financed in full by third parties (for example, partners to the Joint Venture) without incurring any financial liability on behalf of the Company.

6.6.	Declare, pay or make any dividend.

6.7.
Make any loan from the Company's own funds or other extension of credit from the Company's own funds to its suppliers or shareholders or employees other than loans, credit and advances granted in the ordinary course of business and in a total outstanding amount not exceeding in any given time US$ 10,000.

6.8.
Receive any loan or advance from a third party or incur any debt, not in the ordinary course of business consistent with the past business practices of the Company, or issue any guarantee or otherwise incur any contingent liability not on behalf of the Joint Venture, in a total outstanding amount exceeding in any given time US $100,000 in the aggregate for any such loans and debts, or US$10,000 if not related to the Joint Venture.

6.9.	Enter into, modify or agree to terminate any Material Contract, except as expressly provided herein or directed by the partners to the Joint Venture in relation to the Joint Venture activities.

6.10.	Make, or agree to make, material alterations to the terms and conditions of employment or compensation (including benefits), as applicable, of any of its directors, officers or key employees.

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Dated January 16, 2013

6.11.
Dismiss any of its key employees or employ or engage (or offer to employ or engage) any key employees in connection with which it is agreed that the dismissal or engagement of any key employee of the Company without the Subscribers’ prior written consent shall entitle the Subscribers to immediately terminate this Agreement and to not proceed with the Closing, without any liability towards the Parent Entities or the Company.

6.12.
Institute, settle or agree to settle any legal proceedings relating to its business, except debt collection in the normal course of business or as otherwise directed by the partners to the Joint Venture where related to the Joint Venture.

7.	Conditions Precedent to Closing

The Closing (as defined in Section 8 below) of this Agreement and execution thereof by the Parties is conditional on the fulfillment of the following conditions precedent (any of which may be waived by the Investor in whole or in part) (the "Conditions Precedent") within two (2) months commencing from the Effective Date hereof (the "Interim Period"), unless such Interim Period is extended in accordance with Section 7.1.5 hereunder.

7.1.	Conditions Precedent to be fulfilled by the Parent Entities and the Company, as applicable:

7.1.1.
Receipt of a written approval of the Petroleum Commissioner at the Ministry of Energy and Water Resources of Israel (the "Commissioner") for the Company to serve as an "Operator" in petroleum exploration activities in Israel at depth exceeding one thousand (1000) meters (the "Commissioner's Approval"). Any requests and/or demands that may be imposed by the Commissioner on the Subscribers in connection with the receipt of the Commissioner's Approval shall be subject to the Subscribers' prior written approval. A copy of the letter to be submitted to the Commissioner by the Company is attached hereto as Appendix 7.1.1.

7.1.2.	Receipt of the executed OCM protocol attached hereto as Appendix 7.1.2.

7.1.3.
The Subcontractor Agreement was amended to include: (i) the right of the Company to terminate the Subcontractor Agreement for convenience upon one hundred and twenty (120) days prior notice; and (ii) a description of the services provided by the Company to GGR India required under the JV Obligations. It is agreed that the foregoing amendments to the Subcontractor Agreement shall not derogate from the Company's obligations in Section 14.5 below, and to the extent that the Company shall exercise its right to terminate the Subcontractor Agreement, the Company shall cooperate to the fullest extent with GGR India or any party on its behalf for the smooth transition of the duties from the Company to such party and the completion of the Company's services thereunder.

7.1.4.	Agreement by the parties on the final version of the New Articles (defined in Section 13 below) to be adopted by the Company at the Closing.

7.1.5.	The following cumulative conditions must be fulfilled:

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7.1.5.1.
The Company shall have no financial liability or indebtedness whatsoever arising out of or in connection with: (i) the Company's ordinary course of business (such as rent, employee's salaries etc.) (the "Ordinary Obligations") and in the event that any such indebtedness in respect of the Ordinary Obligations shall exist on the Closing date, then the Company shall deposit an amount equal to such indebtedness in the Company's bank account to cover such indebtedness; and (ii) the JV Obligations described in Appendix 4.3 hereto (including, without limitation, any indebtedness of the Company to suppliers, service providers and any third party or any claim and/or demand for damages or other monetary claim and/or demand by any of them), as reviewed and adjusted by the Company on the Closing date (the "JV Obligations Closing Amount") will not exceed, in the aggregate, the amount of US $1M;

7.1.5.2.
Not earlier than two weeks prior to the Closing date, the Company has filed requests for tax refunds with the Customs and VAT authorities: (i) for an amount of not less than the JV Obligations Closing Amount, (ii) that a CPA from E&Y confirmed that there is a basis for filing such requests; and (iii) which refunds were not received by the Company prior to the Closing.

7.1.6.
In the event that on the Closing date, either of the conditions stipulated in Section 7.1.5.1 (whether 7.1.5.1(i) and/or 7.1.5.1(ii)) or in Section 7.1.5.2 (whether 7.1.5.2(i) and/or 7.1.5.2(ii) and/or 7.1.5.2(iii)) is not satisfied, then at the election of either Party, the Closing may be postponed until March 31, 2013 to satisfy the relevant unfulfilled condition, and if by that time such condition is still not satisfied, either Party may elect to postpone the Closing until April 30, 2013 to satisfy same, and if by the end of the second extension the relevant condition has not been yet fulfilled, either Party may elect to postpone the Closing until May 15, 2013. In the event that the relevant unfulfilled condition is not satisfied by May 15, 2013, then the provisions of Section 7.3 shall apply.

7.1.7.
A valid assignment to the Company of GGR India's rights and remedies towards and against the partners of the Joint Venture solely in connection with its obligations under the JOA as the Operator under the JOA and performance of the duties thereof on behalf of the partners to the JOA, including, inter alia, limitation on the Operator's liability and the right to indemnification/effect cash calls under Sections 4 and 8 of the JOA, which assignment shall be approved in writing by the partners of the Joint Venture, substantially in the form attached hereto as Appendix 7.1.7. It is agreed that the assignment above shall not apply to the services and actions required to be performed by GGR India with respect to the Joint Venture which were not actually performed by the Company.

7.1.8.	Receipt of the approval of the Antitrust Authority to the transaction contemplated hereunder, to the extent required as determined by the legal counselors of the Parties.

7.1.9.	Receipt of the approvals to the transaction contemplated hereunder by Bank Hapoalim B.M, to the extent required.

7.2.	Conditions Precedent to be fulfilled by the Subscribers:

7.2.1.	Receipt of the duly adopted resolutions of each of the Subscribers' board of directors approving the transaction contemplated herein.

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Dated January 16, 2013

7.3.
Each of the Parties shall make its best efforts to cause the aforesaid Condition Precedents to be timely fulfilled in accordance with the provisions of this Section 7. In the event that any of the aforesaid Condition Precedents is not fulfilled by the end of the Interim Period (as may be extended in accordance with Section 7.1.5 above), then unless the Parties have mutually agreed in writing on extension of the Interim Period  or the Investor waived the requirement for the fulfillment of any of the Conditions Precedent, the Closing shall not take place and this Agreement shall terminate without liability of any Party to any of the other Parties, and neither Party will have any claims and/or demands whatsoever against any of the other Parties as a result thereof and either Party hereby waives any such claims and/or demands against any of the other Parties.

8.	Closing

Subject to DD Positive Decision, within 3 (three) Business Days after expiry of the Interim Period (as may be extended in accordance with Section 7.1.5 above) and subject to fulfillment of the Conditions Precedent, the following shall occur:

8.1.	The Company and the Parent Entities shall provide the Subscribers with the following:

a)	A duly executed waiver of any pre-emptive rights to the Subscription Shares.

b)
Copies of a resolution of the board of directors of the Company and the board of directors of each of the Parent Entities, approving the Company's execution, delivery and performance of this Agreement, including without limitation the issuance and allotment of the Subscription Shares to the Subscribers against payment of the First Loan.

c)
A copy of a resolution of the Company's general meeting approving the Company's execution, delivery and performance of this Agreement, including without limitation the issuance and allotment of the Subscription Shares to the Subscribers against payment of the First Loan and the adoption of the New Articles of the Company.

d)
Validly executed Share Certificates, reflecting that the Subscription Shares are registered in the name of each Subscriber as well as a notice to the Companies Registrar regarding the issuance of the Subscription Shares to the Subscribers in the forms attached as Appendices 8.1(d)(i), (ii) & (iii) hereto.

e)	A true copy of the Shareholders Register of the Company prepared in accordance with Section 130 of the Companies Law, reflecting the issuance of the Subscription Shares to each of the Subscribers.

f)	Resignation letter of Mr. Allan J. Kent from the board of directors of the Company as well as a notice to Companies Registrar regarding the resignation of the aforesaid director.

g)	A notice to the Companies Registrar regarding the adoption by the Company of the New Articles (defined herein) effective as of the Closing date.

h)	A notice to the Companies Registrar regarding the appointment of the directors to be appointed by the Subscribers to the Company's Board at the Closing Date.

i)	A legal opinion of the Company's legal counsel in customary form, dated as of the date of the Closing, which shall be attached hereto upon consummation of the Closing as Appendix 8.1(i).

j)	A Trial Balance of the Company for the period until the end of the month preceding the Closing.

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Dated January 16, 2013

8.2.
Share transfer deeds executed by each of the Subscribers (as transferors) and the Founder (as transferee) in the forms attached hereto as Appendices 8.2(i)&(ii) (the "Share Transfer Deeds") regarding the transfer of the Subscription Shares of each of the Subscribers to the Founder pursuant to the Put Option described in Section 14.9 herein shall be deposited with and held in escrow by Lipa Meir & Co. in accordance with the instructions of the escrow letter attached hereto as Appendix 8.2(iii) (the "Escrow Letter").

8.3.	The Escrow Agent shall transfer to the Company the First Loan in accordance with the terms of the Escrow Agreement.

9.	Termination

In the event of termination of this Agreement pursuant to Section 5.2, 6.11 or Section 7.3 herein, this Agreement shall become null and void and shall have no further force and effect and, except for the continuing confidentiality requirement, neither Party shall have any further right, duty or liability to the any other Party hereunder. Upon such termination, the Subscribers agree to return to the Company or destroy, all materials, documents and copies thereof provided, obtained or discovered in the course of any due diligence investigations or otherwise received from the Company for the purposes of this Agreement..

10.	Board of Directors

The board of directors of the Company (the "Board") shall consist of a minimum of three (3) directors and a maximum of ten (10) directors. The Founder, as long as it holds at least 5% of the Company's issued and outstanding share capital, shall be entitled to appoint one director to the Board.

All other provisions relating to the manner of conduct of the Company's Board (including the holding of meetings, voting, the passing of resolutions etc.) shall be addressed in the New Articles (as defined herein).

11.	Additional Funding

11.1.
The Parties further agree that should the Company require further funding for its ongoing business operations in the Field and/or activities related or incidental thereto, as determined by the Board, the Board shall call upon the shareholders to provide additional funding to the Company, loan guaranties or extend credit to the Company, as to be devised in the best interest of the Company at such time. Upon such call, each of the Company's shareholders will be required to contribute his/its portion of the shortfall as per his/its pro rata shareholding in the Company. The notice by the Board shall also indicate a final funding date not being unreasonable at the applicable circumstances.

11.2.
Any Shareholder who does not contribute his/its share of the new funding by the funding date shall not have the right to maintain the percentage of his ownership in the Company and his interest in the equity and vote in the Company will be diluted accordingly by the new funds provided.

11.3.
If the shareholders fail to partly or completely satisfy the funding requirements of the Company, the Board shall bona fide consider all options or means available to it including the sale of the activities and business of the Company to third parties and/or a dissolution of the Company.

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Dated January 16, 2013

12.	Preemptive Right

Prior to an Exit Event (as defined below) , any shareholder of the Company shall have a right to maintain its percentage ownership in the Company by purchasing up to its pro rata shares of any new securities that the Company may, from time to time, propose to sell or issue to any person or entity with the exclusion of employee options, shares to be purchased by strategic partners or providers of services. The shareholder's "pro rata share" for purposes of this preemptive right shall be determined according to the number of the shares owned by the shareholder immediately prior to the issuance of the new securities in relation to the total number of the shares of the Company outstanding immediately prior to the issuance of the new securities (assuming the exercise, conversion or exchange of all then outstanding securities into one class of shares).

As used herein the term “Exit Event” shall mean: an IPO or an event upon which all the shares of or substantially all the Assets of the Company are sold off to, or merged, with a third party.

13.	Rights of the Subscribers and New Articles of Association

It is agreed that the articles of association of the Company to be adopted on Closing shall be based on the form of Articles of Association attached hereto as Appendix 13, in addition to incorporation of the following: (i) the provisions of Sections 10-12 of this Agreement; and (ii) the grant to the Subscribers of right of first refusal and to the Investor of a drag along right as customary in this type of transactions (herein: the "New Articles").

14.	Additional Covenants

14.1.
Operator's Fee for the 4th Quarter of 2012. The Subscribers acknowledge that the amount of the Operator's Fee payable to GGR India by the Joint Venture, when received in the bank account of the Company, shall be utilized as follows: (i) first – as security for payment of the amounts due by the Parent Entities and GGR India to the Joint Venture according to the terms of the JOA; (ii) second - to discharge the Company's Ordinary Obligations until the Closing, and (iii) after the Closing - any balance thereof shall be transferred to the Parent Entities and belong thereto.

14.2.
Accounts and Records. The Company will keep true records and books of accounting which full, true and correct entries will be made of all dealings or transactions in relation to its business and affairs in accordance with GAAP applied on a consistent basis.

14.3.	Use of Proceeds. The Investor's Loan shall be used in its entirety for the repayment of the Shareholders Loans.

14.4.
Registration of Securities. The Company shall file with the Israeli Registrar of Companies promptly, and in no event by later than the end of the applicable statutory period, reports of (i) issuance detailing the issuance of the Subscription Shares to the Subscriber; (ii) relating to the change in the composition of the Company's board of directors as contemplated herein, and (iii) the adoption of the New Articles, promptly following the Closing.

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Dated January 16, 2013

14.5.
JOA. Subject to Section 7.1.5 above, to extent such Section was not waived by the Subscribers as one of the conditions precedent to Closing, the Subscribers expressly agree and undertake that the Company shall comply with (i) any and all of its current undertakings derived from Subcontractor Agreement (as amended in accordance with Section 7.1.3(ii) above) as provided therein and will bear and provide for the performance of all liabilities, services and actions required to be performed by GGR India with respect to the Joint Venture in its capacity as the operator of Sara and Myra Licenses under the JOA (the "JV Operating Obligations"), provided that such JV Operating Obligations were created prior to February 28, 2013 or are otherwise required for the JV Operating Obligations that were created prior February 28, 2013 to be legally and conclusively resolved (the "Assumed JV Operating Obligations"); all, in consideration for the services fees and the payment terms existing as of the Effective Date hereof or as amended thereafter not in contradiction with the provisions of this Agreement (the "JV Remuneration"), and provided further, that any required funds for payment of obligations toward third parties under the said Assumed JV Operating Obligations will be provided in full by the Joint Venture partners prior to the respective due dates thereof.

14.6.	The Parent Companies undertake to use their best efforts to negotiate with the partners to the Joint Venture an increase of the JV Remuneration.

14.7.
It is agreed that any and all of the following receivables and funds shall be transferred to the partners to the Joint Venture according to the terms of the JOA, subject to the earlier payment and discharge in full of all of the JV Obligations, as soon as possible after the receipt thereof by the Company:

a)	all returns and refunds of any taxes filed or to be filed by the Company related to the Joint Venture; and

b)	any and all proceeds deriving from the sale and/or disposal of the inventory and/or tangible assets related to the Joint Venture; and

c)	all accounts and notes receivable, including without limitation, as related to the Assumed JV Operating Obligations, except for the JV Remuneration or as otherwise provided herein.

It is expressly acknowledged and declared by the Subscribers that they shall have no rights of set-off of any kind against any of the funds and/or other receivables detailed in this Section 14.7 above.

14.8.
The Subscribers undertake that in the event the Company shall bid for the participating interest in any newly petroleum exploration license and/or block in Israel opened for bidding by the Petroleum Commissioner, the Subscribers shall attempt to provide the Parent Entities, in good faith, with an opportunity to participate as a part of the bidding consortium and acquire a non-working interest in such petroleum exploration license and/or block. It is clarified, that the foregoing shall be subject to (i) the express written consent of the other partners in such bidding consortium, which are not Parties to this Agreement, to the participation of the Parent Entities in such bidding consortium, and to (ii) the Parent Entities meeting all the requirements needed to be met by a party to such consortium.

14.9.
License to use "GGR" name/logo. The Parent Entities hereby grant the Company and the Subscribers an irrevocable, royalty free license to use the name/logo "GGR" for a period of 12 (twelve) months commencing as of the Closing date, in Israel, in connection with the business activities of the Company.

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Dated January 16, 2013

14.10.
Put Option. The Parent Entities hereby grant the Investor (acting on behalf of both Subscribers) a right to transfer the Subscription Shares issued to the Investor and HDM hereunder to the Founder, for no consideration, at any time during a period of 6 (six) months following the Closing (respectively: the "Put Option" and the "Put Option Period"). In order to facilitate the exercise of the Put Option, the Founder and each of the Investor and HDM shall execute, on the Closing date, the Share Transfer Deeds, which shall be deposited in escrow with Lipa Meir & Co. ("LM") in accordance with the provisions of the Escrow Letter.

14.11.	The Put Option may be exercised in the following manner:

14.11.1.
Not later than the expiration of the Put Option Period, the Investor may deliver to each of the Founder,  LM and the Company a written notice advising them of the Subscribers' election to exercise the Put Option (the "Exercise Notice").

14.11.2.
The sale and transfer of the Subscription Shares to the Founder shall be consummated within 2 (two) Business Days of the delivery of the Exercise Notice, in connection with which, the following shall occur: (i) LM shall deliver the Share Transfer Deeds to the Subscribers; (ii) the Company shall cancel the share certificates issued to the Subscribers in respect of the Subscription Shares and issue the Founder a new certificate representing such shares in lieu thereof; (iii) the Subscribers shall furnish to the Company duly signed resignation letters of all the members of the Board appointed by the Subscribers (the "Subscribers' Directors"); and (iv) the Company shall cause for the filing and recordation of such sale and transfer and the resignation of the Subscribers' Directors in its records and in the records of the Registrar of Companies, shall register the Founder as the owner of such Subscription Shares in its shareholders’ ledger.

14.11.3.
In the event that the Put Option is exercised by the Subscribers, the Parties agree as follows: (i) the amount of the Investor's Loan paid hereunder shall not be returned to the Investor; and (ii) to the extent that the Company has incurred any new obligations or financial liabilities after the Closing date, excluding the JV Obligations and/or any new obligations arising out thereof and/or in connection therewith (the "Post Closing Obligation"), such Post Closing Obligations shall be fully covered by the Subscribers immediately prior to the exercise of the Put Option.

15.	Confidentiality and Non-Competition

15.1.
The Parties agree that all information in relation with the Joint Venture shall be considered confidential and shall be kept confidential and not be disclosed during at any time to any person or entity not a Party to this Agreement, unless such Party is permitted to do so under the Joint Operating Agreement signed by the partners to the Joint Venture.

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Dated January 16, 2013

15.2.
Each of the Parent Entities hereby agrees and undertakes, as long as the Founder is a shareholder in the Company and for a period of three (3) years thereafter (the “Non-Compete Period”) that neither the Parent Entities nor any of their Affiliates (including GGR Inc and GGR India) will engage, directly or indirectly, whether alone or together with others, either for remuneration or not, in any business or enterprise which compete with the business of the Company in the Exclusive Economic Zone of Israel except the Current Licenses (defined below) and the areas thereof (the "Territory"). Each of the Parent Entities further agrees, during the Non-Compete Period, that neither the Parent Entities nor any of their Affiliate (including GGR Inc and GGR India) will become involved, directly or indirectly, either as an owner, partner, agent, shareholder (except for passive shareholder), director, officer or other, in any business, firm or other entity, trade occupation or in any other way produces, creates, makes, uses, sells, develops or otherwise engages in a manner that directly competes with the Company's business in the Territory.

In this Section 15, the term “Current Licenses” shall mean the petroleum exploration licenses 348/ "Sara", 347/ "Myra" and 388 / "Samuel".

15.3.
Notwithstanding the foregoing, the Parent Entities undertake that each time that any services will be required to be provided by the Parent Entities and/or GGR India in connection with the Current Licenses, the Parent Entities and/or GGR India will make their best efforts to engage the Company to provide the services thereof as a subcontractor on their behalf.

16.	Indemnification and Remedies

16.1.
The Parent Entities, jointly and severally, hereby agree to protect, defend, indemnify, and hold harmless the Subscribers and the Company (as the case may be) against and from any and all  loss, liability, deficiency, penalty, damage, cost or expense (including reasonable legal fees), or actions in respect thereof (“Losses”), resulting from or incurred by any of the foregoing due to the following reasons: (a) breach or falsity of any of the representations contained in Section 3 herein; or (b) any breach of any covenant or obligation of the Parent Entities and/or the Company contained in any of the Transaction Documents; provided that the claim is for Losses in an aggregate amount which is not less than NIS 25,000 (though if this "basket" is exceeded, the indemnification shall be from the first NIS).

16.2.	Indemnification Procedures.

16.2.1.
For the purposes of this Section 16, the term “Indemnified Party” shall refer to the Person indemnified, or entitled, or claiming to be entitled to be indemnified, pursuant to the provisions of Section 16; the term “Indemnifying Party” shall refer to the Person having the obligation to indemnify pursuant to such provisions.

16.2.2.
An Indemnifying Party shall give written notice (a “Notice of Claim”) to the Indemnifying Party promptly after it has knowledge of any claim (including a Third Party Claim, as hereinafter defined) which an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement. No failure to give such Notice of Claim shall affect the indemnification obligations of the Indemnifying Party hereunder, except to the extent the Indemnifying Party can demonstrate such failure prejudiced its ability to successfully defend the matter giving rise to the claim.

16.2.3.
A Notice of Claim shall contain: (i) notice of the commencement or threat of any proceeding relating to such Third Party Claim; (ii) a description and, if known, the estimated amount of any Losses incurred or reasonably expected to be incurred by the Indemnified Party, (iii) the facts constituting the basis for such Third Party Claim and the amount of the damages claimed by the other Person, in each case to the extent known to the Indemnified Party.

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Dated January 16, 2013

16.2.4.
Within seven (7) days after the Indemnified Party’s delivery of a Notice of Claim Notice under this Section 16.2, the Indemnifying Party may assume control of the defense of any such claim made by a third (a “Third Party Claim”), by giving to the Indemnified Party written notice of the intention to assume such defense. In the event the Indemnifying Party assumes the defense as aforesaid, the Company shall cooperate with the Indemnifying Party,as may be reasonably required, at the Parent Entities' sole expense, including without limitation by sending third party notices (in Hebrew "Hodaot Tzad Gimmel") to parties who may be liable towards the Company under the circumstances of the Third Party Claim. The Indemnified Party may participate by its own counsel and at its own expense in joint defense of such Third Party Claim.

16.2.5.
If the Indemnifying Party elects not to assume control of the defense of a Third Party Claim, or fails to notify the Indemnified Party of its intention to assume control of defense as provided herein, the Indemnified Party may itself defend such Third Party Claim and notify in writing the Indemnifying Party of its election to do so, at the expense of the Indemnifying Party. In the event the Indemnified Party is conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party's such defense as is reasonably required by the Indemnified Party, and the Indemnifying Party may participate by its own counsel at its own expense in the defense of such Third Party Claim.

16.2.6.
The settlement of a Third Party Claim which involves the payment of money only and for which the Indemnified Party shall be indemnified hereunder, no Third Party Claim may be settled or judgment entered by consent by the Indemnifying Party without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed. Likewise, no Third Party Claim for which the Indemnified Party shall be indemnified hereunder may be settled or judgment entered by consent by the Indemnified Party without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

17.	Miscellaneous

17.1.
This Agreement and its respective Schedules constitute the full and entire understanding and agreement between the Parties with regard to the subject matters hereof and thereof, and supersedes all prior agreements between the parties hereof with regard to such subject matters.

17.2.
Each of the Parties shall take such actions, including the execution and delivery of further instruments and voting its shares in the Company, as may be necessary to give full effect to the provisions of this Agreement and to the intent of the Parties hereto.

17.3.	Any term of this Agreement may be amended with, but only with, the written consent of (i) the Parent Entities, (ii) the Company, and (iii) the Subscribers.

17.4.	A Party may waive any of its rights hereunder provided, however, that such waiver shall be in writing and shall apply only to such Party’s rights hereunder.

17.5.
No delay or omission to exercise any right, power, or remedy accruing to any party upon any breach or default under this Agreement, shall be deemed a waiver of any other breach or default therefore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.

17.6.	All remedies, either under this Agreement or by law or otherwise afforded to any of the parties, shall be cumulative and not alternative.

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Dated January 16, 2013

17.7.
This Agreement shall be governed exclusively by and construed solely in accordance with, the laws of the State of Israel, without regard to the conflict of laws provisions thereof. The Parties hereby irrevocably and unconditionally submit to the exclusive jurisdiction of courts in Tel Aviv in respect of any matter arising in connection with this Agreement.

17.8.
If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

17.9.
Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and if: (i) served or sent by post shall be deemed to have been duly served or delivered for all purposes five (5) days after the time when the letter was deposited in the mail, postage prepaid for first class mail or airmail, as applicable, and addressed to the party to be notified at the address set forth below; or (ii) by personal delivery, then upon such delivery; or (iii) sent via facsimile (evidenced by machine printout) or electronic mail, shall be deemed served or delivered on the first Business Day following the date that the electronic mail or facsimile was sent and addressed to the party to be notified at the address set forth below, provided that, if, in the case of notice via electronic mail, no electronic mail confirmation is delivered by the recipient of such notice to the sender within 24 hours following the delivery of such notice, such notice has to be resent via facsimile and shall be deemed to have been served or delivered on the first Business Day following the date that such notice was resent via facsimile. All, addressed to the party to be notified at the address set forth below.

If to the Company:
14 Shenkar, 2nd Floor
Herzelia, Israel
Attention:  Avi Balin
Facsimile:  +972.73.7066922

If to GGR Inc.:
200, 625 – 4th Avenue SW,
Calgary, Alberta,
T2P 0K2, Canada
Attention: Paul B. Miller
Facsimile: +1.403.777.9199

If to Founder:
200, 625 – 4th Avenue SW,
Calgary, Alberta,
T2P 0K2, Canada
Attention: Paul B. Miller
Facsimile: +1.403.777.9199

EXECUTION COPY
Dated January 16, 2013

If to HDM:
Attoyac Oil and Gas, LLC
900 Rockmead Dr.
Suite No. 220
Kingwood, Texas
USA 77339
Attention: Mr. Ken Stanley
Facsimile:

If to Investor:
ISL Management Ltd. - represented by RCZC Importers and Distributors Ltd.
P.O.B. 12754
Hertzliya, Israel
Attention: Mr. S. Fogel
Facsimile: +1.403.777.9199

17.10.
This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which together shall constitute one and the same instrument.

17.11.
The warranties, representations and covenants of the Company, the Parent Entities and the Subscribers contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing.

17.12.
Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors, assigns, executors and administrators of the Parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the Parties hereto or their respective successors and permitted assigns any rights, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

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EXECUTION COPY
Dated January 16, 2013

[Execution page of the Agreement dated 16 January, 2013]

IN WITNESS WHEREOF the parties have signed this Agreement as of the date first set forth above.

/s/ Avi Balin	/s/ S. Fogel
GeoGlobal Resources (Israel) Ltd. By: Avi Balin Title: General Manager - and -	ISL Management Ltd. represented by RCZC Importers and Distributors Ltd. By: S. Fogel Title:
/s/ Paul B. Miller	/s/ Ken Stanley
GeoGlobal Resources (Israel) Inc. By: Paul B. Miller Title:	Attoyac Oil and Gas, LLC By: Ken Stanley Title: President
/s/ Paul B. Miller
GeoGlobal Resources Inc. By: Paul B. Miller Title: President & CEO

List of Schedules and Appendices

1.	Appendix 1.1 – Escrow Agreement

2.	Appendix 1.3 – Capital Note Form

3.	Schedule 1.4- Principles of the Option Agreement between GGR India and the Investor

4.	Schedule 2.1.1- Cap Table

5.	Schedule 3.1- Certificate of Incorporation

6.	Schedule 3.2- Articles of Association

7.	Schedule 3.3.1 - Shareholders Register

8.	Schedule 3.8(i) - List of Material Agreements (from $150K) including their updated status

9.	Schedule 3.8(ii) – Defaults and JV Debts

10.	Schedule 3.9.1(i) - Audited Financial Statements of GeoGlobal Resources (Israel) Ltd., as of December 31, 2011

11.	Schedule 3.9.1(ii) - Trial Balance of GeoGlobal Resources (Israel) Ltd., for the period between January 1, 2012 and September 30, 2012

12.	Schedule 3.9.1(iii) - Unaudited Financial Statements of Sara and Myra Joint Venture as of June 30, 2012

13.	Schedule 3.9.1(iv) - Unaudited Financial Statements of Sara and Myra Joint Venture as of September 30, 2012

14.	Schedule 3.9.2(i) - Exception to the Representation regarding Guarantees, Indemnifications, Loan, Security, etc.

15.	Schedule 3.9.2(ii) – Accounting Exception

16.	Schedule 3.9.3 (ii) – Indebtedness

17.	Schedule 3.9.3 (iii) – Disposed/Sold Assets

18.	Schedule 3.10(i) - Existing Encumbrances

19.	Schedule 3.10(ii) - A list of the bank guarantees and letters of credit provided by the Company

20.	Schedule 3.10(iii) - List of the Company's Assets

21.	Schedule 3.12(i) - Defaults of the Company

22.	Schedule 3.12(ii) - Defaults of Third Parties

23.	Schedule 3.14 - Legal and Administrative Proceedings

24.	Schedule 3.15 - Judgments

25.	Schedule 3.16 - List of Permits

26.	Schedule 3.17 - Employees

27.	Schedule 3.18 - Directors Compensation

28.	Schedule 3.19 - Signatory Rights

29.	Schedule 3.22 - Related Party Agreements

EXECUTION COPY
Dated January 16, 2013

30.	Schedule 3.23 - Insurance Policies

31.	Appendix 4.3 - JV Obligations

32.	Appendix 7.1 - Letter to be submitted to the Commissioner

33.	Appendix 7.1.2 - Letter of the partners to the Joint Venture

34.	Appendix 7.1.7 – Approval by the JV Partners of the assignment to the Company of GGR India's rights to indemnification/cash call under the JOA

35.	Appendix 8.1(d)(i) and (ii) - Validly executed Share Certificates in the name of each Subscriber

36.	Appendix 8.1(d) - A notice to the Companies Registrar regarding the issuance of the Subscription Shares to the Subscribers

37.	Appendix 8.1(i) - Legal Opinion

38.	Appendix 8.2(i) – Share Transfer Deed regarding Investor' Subscription shares

39.	Appendix 8.2(ii) – Share Transfer Deed regarding HDM's Subscription shares

40.	Appendix 8.2(iii) - Escrow Letter

41.	Appendix 13 – Form of Articles

General Note: The headings of the sections of this List of Schedules and Amendments are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.